Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 3, 2013, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended March 3, 2013 of Morgan’s Foods, Inc, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

October 28, 2013